                                                                     Exhibit 12
                        BROWNING-FERRIS INDUSTRIES, INC.
                                AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)
                         (Dollar Amounts in Thousands)

                                                                                       Six Months
                                                                                     Ended March 31,
                                                                               ---------------------------
                                                                                 1999               1998
                                                                               --------           --------
 Earnings Available for Fixed Charges:
  Income before minority interest, extraordinary
   item and cumulative effects of changes in
   accounting principles                                                       $141,297           $185,545
  Income taxes                                                                   97,771            123,697
                                                                               --------           --------

  Income before income taxes, minority
   interest, extraordinary item and
   cumulative effects of changes in
   accounting principles                                                        239,068            309,242
  Consolidated interest expense                                                  60,644             75,549
  Interest expense related to proportionate
   share of 50% owned unconsolidated
   affiliates                                                                    16,646             15,935
  Portion of rents representing the interest
   factor                                                                        14,047             21,057
  Less-Undistributed earnings of affiliates
   less than 50% owned                                                            2,690                443
                                                                               --------           --------
        Total                                                                  $327,715           $421,340
                                                                               ========           ========
 Fixed Charges:
  Consolidated interest expense and
   interest costs capitalized                                                  $ 64,090           $ 80,489
  Interest expense and interest costs
   capitalized related to proportionate
   share of 50% owned unconsolidated
   affiliates                                                                    16,646             15,935
  Portion of rents representing the interest
   factor                                                                        14,047             21,057
                                                                               --------           --------
       Total                                                                   $ 94,783           $117,481
                                                                               ========           ========
 Ratio of Earnings to Fixed Charges                                                3.46(1)            3.59(2)
                                                                               ========           ========

 (1) Excluding the effects of the special charges of $19.2 million, the ratio of earnings to fixed charges is 3.66.

 (2) Excluding the effects of the special credits of $21.5 million, the ratio of earnings to fixed charges is 3.40.